Filed pursuant to Rule 424(b)(3)

Registration No. 333-140240

March 2008 Performance Update

The Frontier Fund Supplement Dated April 8, 2008 to Prospectus Dated November 9, 2007

T H E F RO N T I E R F U N D ‘ S G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

March performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2	March 31, 2008 MTD	March 31, 2008 YTD	NAV / Unit
Balanced Series-2	-0.22%	7.22%	$120.08
Balanced Series-2a	-0.24%	7.16%	$102.30
Campbell/Graham Series-2	0.94%	5.93%	$106.14
Currency Series-2	3.37%	6.60%	$118.32
Long/Short Commodity Series-2	-1.58%	8.47%	$116.27
Graham Series-2	2.73%	12.24%	$117.14
Winton Series-2	-0.60%	10.28%	$130.80
Long Only Commodity Series-2	-4.60%	10.92%	$127.60
Managed Futures Index Series-2	-3.60%	11.04%	$115.95

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of March 31, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(607,163.68)
Unrealized trading gain/(loss)	601,446.97
Less: commissions	(52,468.31)
Less: FCM fees	(29,677.82)
Foreign currency gain/(loss)	(2,295.09)
Interest income	22,107.52

Total Income	(68,050.41)
EXPENSES
Management fees	(64,095.69)
Incentive fees	99,667.82

Total Expenses	35,572.13
Net Income (Loss)	$(103,622.54)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	400,100.71870	$48,152,207.08	120.35
Current month additions	2,423.29462	292,988.51
Current month redemptions	(4,344.88911)	(527,493.05)
Net Income (loss) for current month		(103,622.54)

Net Asset Value, end of current month	398,179.12421	$47,814,080.00	120.08

Monthly rate of return			-0.22%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(16,355.06)
Unrealized trading gain/(loss)	16,030.73
Less: commissions	(1,421.82)
Less: FCM fees	(804.13)
Foreign currency gain/(loss)	(63.16)
Interest income	1,955.63

Total Income	(657.81)
EXPENSES
Trading Fee	1,318.30
Management fees	(1,522.77)
Incentive fees	2,658.47

Total Expenses	2,454.00
Net Income (Loss)	$(3,111.81)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	12,590.21029	$1,291,027.97	102.54
Current month additions	86.41187	8,900.00
Current month redemptions	—	—
Net Income (loss) for current month		(3,111.81)

Net Asset Value, end of current month	12,676.62216	$1,296,816.16	102.30

Monthly rate of return			-0.24%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2A

THE FRONTIER FUND CAMPBELL GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$131,419.99
Unrealized trading gain/(loss)	(55,968.70)
Less: commissions	(1,489.17)
Less: FCM fees	(3,115.31)
Foreign currency gain/(loss)	(936.22)
Interest income	2,711.31

Total Income	72,621.90
EXPENSES
Management fees	11,287.85
Incentive fees	6,976.78

Total Expenses	18,264.63
Net Income (Loss)	$54,357.27

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	55,640.03667	$5,850,698.48	105.15
Current month additions	453.69949	48,383.15
Current month redemptions	(268.59116)	(28,303.76)
Net Income (loss) for current month		54,357.27

Net Asset Value, end of current month	55,825.14500	$5,925,135.14	106.14

Monthly rate of return			0.94%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell Graham Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$188,179.43
Unrealized trading gain/(loss)	3,422.55
Net change in inter-series payables	(157,793.41)
Less: FCM fees	(2,912.16)
Interest income	2,843.50

Total Income	33,739.91
EXPENSES
Management fees	4,741.89
Incentive fees	—

Total Expenses	4,741.89
Net Income (Loss)	$28,998.02

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	7,353.64501	$841,668.12	114.46
Current month additions	184.69610	21,250.00
Current month redemptions	—	—
Net Income (loss) for current month		28,998.02

Net Asset Value, end of current month	7,538.34111	$891,916.14	118.32

Monthly rate of return			3.37%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(251,712.51)
Unrealized trading gain/(loss)	189,627.23
Less: commissions	(4,952.21)
Less: FCM fees	(1,438.92)
Foreign currency gain/(loss)	—
Interest income	7,141.02

Total Income	(61,335.39)
EXPENSES
Management fees	9,837.90
Incentive fees	1,679.27

Total Expenses	11,517.17
Net Income (Loss)	$(72,852.56)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	36,396.59253	$4,299,540.16	118.13
Current month additions	2,817.86607	334,478.99
Current month redemptions	(569.73091)	(67,956.00)
Net Income (loss) for current month		(72,852.56)

Net Asset Value, end of current month	38,644.72769	$4,493,210.59	116.27

Monthly rate of return			-1.58%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$120,884.48
Unrealized trading gain/(loss)	(60,109.51)
Less: commissions	(1,140.74)
Less: FCM fees	(901.13)
Foreign currency gain/(loss)	(730.01)
Interest income	943.17

Total Income	58,946.26
EXPENSES
Management fees	4,513.49
Incentive fees	(1,991.94)

Total Expenses	2,521.55
Net Income (Loss)	$56,424.71

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	17,614.79343	$2,008,608.10	114.03
Current month additions	1,424.27875	165,181.47
Current month redemptions	—	—
Net Income (loss) for current month		56,424.71

Net Asset Value, end of current month	19,039.07218	$2,230,214.28	117.14

Monthly rate of return			2.73%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$695,849.72
Unrealized trading gain/(loss)	(792,120.28)
Less: commissions	(2,529.23)
Less: FCM fees	(3,993.89)
Foreign currency gain/(loss)	(4,887.61)
Interest income	5,692.48

Total Income	(101,988.81)
EXPENSES
Management fees	15,984.56
Incentive fees	(50,649.57)

Total Expenses	(34,665.01)
Net Income (Loss)	$(67,323.80)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	87,162.94053	$11,470,165.66	131.59
Current month additions	—	—
Current month redemptions	(1,048.99189)	(139,036.68)
Net Income (loss) for current month		(67,323.80)

Net Asset Value, end of current month	86,113.94864	$11,263,805.18	130.80

Monthly rate of return			-0.60%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(18,205.07)
Unrealized trading gain/(loss)	691.69
Less: commissions	—
Less: FCM fees	(150.05)
Foreign currency gain/(loss)	—
Interest income	587.02

Total Income	(17,076.41)
EXPENSES
Management fees	374.50
Incentive fees	—

Total Expenses	374.50
Net Income (Loss)	$(17,450.91)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,728.14952	$364,891.82	133.75
Current month additions	151.49950	20,000.00
Current month redemptions	—	—
Net Income (loss) for current month		(17,450.91)

Net Asset Value, end of current month	2,879.64902	$367,440.91	127.60

Monthly rate of return			-4.60%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$18,088.00
Unrealized trading gain/(loss)	(31,903.98)
Less: commissions	(125.78)
Less: FCM fees	(157.33)
Foreign currency gain/(loss)	(52.66)
Interest income	603.29

Total Income	(13,548.46)
EXPENSES
Management fees	629.13
Incentive fees	—

Total Expenses	629.13
Net Income (Loss)	$(14,177.59)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	3,298.93063	$396,801.34	120.28
Current month additions	40.87636	5,000.00
Current month redemptions	(83.97873)	(10,109.98)
Net Income (loss) for current month		(14,177.59)

Net Asset Value, end of current month	3,255.82826	$377,513.77	115.95

Monthly rate of return			-3.60%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 2